Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-165860 on Form S-1 of our reports dated February 17, 2011, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) and the effectiveness of EFH Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of EFH Corp. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 15, 2011